Exhibit 99.1

Contact:	Baker Hughes Incorporated
Gary R. Flaharty (713) 439-8039	P.O. Box 4740
H. Gene Shiels (713) 439-8822	Houston, Texas 77210-4740
Baker Hughes CFO Steve Finley to Retire
HOUSTON, November 1, 2005 — Baker Hughes Incorporated (NYSE: BHI) announced today that G. Stephen “Steve” Finley, Senior Vice President — Finance & Administration and Chief Financial Officer has decided to retire from Baker Hughes on March 31, 2006. Mr. Finley will continue to serve in his current role until his retirement date or until a successor is named.
Chad C. Deaton, Chairman and CEO of Baker Hughes said, “During his tenure as our CFO, Steve oversaw the implementation of our Baker Value Added metric and provided much of the focus on our significant debt reduction and restoration of our financial flexibility. The Baker Hughes Shared Services organization grew in responsibility, performance and scope of services under his guidance. Most recently, Steve provided the leadership for our successful implementation of requirements of the Sarbanes-Oxley Act. Steve’s experience, steady hand and thought provoking leadership have been much appreciated.”
Biographical Information
Steve Finley, 54, was appointed chief financial officer in 1999. Before then, he was senior vice president and chief administrative officer. He also held the position of vice president -controller for Baker Hughes Incorporated. In addition, he has served as vice president — finance for the TOTCO and Tri-State Oil Tools units. Mr. Finley joined Baker Oil Tools in 1982 as group financial manager. He earned a B.S. degree from Indiana State University.
Baker Hughes is a leading provider of
drilling, formation evaluation, completion and production
products and services to the worldwide oil and gas industry.
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NOT INTENDED FOR BENEFICIAL HOLDERS